Exhibit 99.1

Beam Global Reports Fiscal Q1 2022 Financial Results

Conference Call Tuesday May 25, 2022 at 4:30 p.m. ET

SAN DIEGO, CA – May 24, 2022 – Beam Global, (Nasdaq: BEEM, BEEMW), (the “Company”), the leading provider of innovative sustainable products and technologies for electric vehicle (EV) charging, energy storage, energy security and outdoor media, today announced the financial results for the first fiscal quarter ended March 31, 2022.

Fiscal Q1 2022 and Recent Company Highlights

•	Generated the highest quarterly revenues in the company’s history of $3.8 million, a 175% increase over Q1 2021
•	Q1 22 system deliveries 250% higher than Q1 21
•	Grew pipeline to a new record of over $100M
•	Reduced the gross loss in Q1 2022 by 3 percentage points, compared to Q1 2021, in spite of inflationary pressures
•	Closed the strategic acquisition of All Cell Technologies, LLC (All Cell), an energy storage leader, which is expected to secure vital battery supply, reduce battery costs for Beam, and increase Company revenues
•	Received a $2.4 million order from mobile EV charging company SparkCharge for Beam AllCell™ battery products
•	Received a follow-on order from the California Department of General Services for 23 EV ARCTM systems to charge fleet EVs for government agencies
•	Awarded Federal Blanket Purchase Agreement for electric vehicle charging infrastructure to provide a streamlined procurement process
•	Beam Global products featured on the front cover of the FHA NEVI Program Guidance document
•	Selected for autonomous wildfire fighting exercise, Project Vesta, to charge electric vehicles that were used to provide autonomous wildfire fighting experiment
•	Award winner for Achievement in Product Innovation in 2022 American Business Awards®

“We continue to make advances across all areas of our business with new records in revenues, product deliveries and, perhaps most importantly, pipeline,” said Desmond Wheatley, CEO of Beam. “Deliveries and new opportunities in the quarter came from government and commercial sectors and we anticipate strong continued growth from both. Operationally we are more efficient and producing product at a faster rate than at any time in our history. Our acquisition of a battery technology company makes us unique in the industry and will, I believe, further improve our efficiency and profitability. Improving our gross margins at a time of historically high inflation is a powerful testament that our cost management efforts are paying off. The combination of all these factors bodes well for an excellent 2022 for Beam Global.”

First Fiscal Quarter 2022 Financial Summary

Revenues

Beam Global reported record quarterly revenues in the first fiscal quarter of 2022 of $3.8 million, compared to $1.4 million in the same period in the prior year, an increase of 175%. Revenues included $0.4 million for battery storage devices as a result of closing the acquisition of All Cell in early May. Shortly following the closing, Beam received a $2.4 million order for Beam AllCellTM battery products.

Gross Loss

Gross loss in the quarter ended March 31, 2022 was $0.3 million compared to $0.1 million for the same period in the prior year. As a percentage of sales, the gross loss improved by three percentage points reflecting favorable fixed overhead absorption and improved labor efficiency due to the increase in production levels. This was partially offset by an increase in material costs for steel and other components due to supply chain shortages and other inflationary pressures.

Operating Expenses

Operating Expenses were $2.0 million for the first quarter of 2022, compared to $1.1 million for the same period in the prior year. The increases were primarily due to the addition of All Cell expenses, increased sales and marketing expense to support revenue growth, increased legal and accounting services partially due to the acquisition, and other increases.

Cash and Working Capital

At March 31, 2022, we had cash of $19.2 million, compared to $21.9 million at December 31, 2021. The cash decrease was primarily from operating activities and the purchase of working capital from All Cell. Our working capital decreased from $24.6 million to $21.8 million from December 31, 2021 to March 31, 2022.

Conference Call Tomorrow at 4:30 PM ET

Management will host a conference call on Wednesday at 4:30 PM ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference through the following link: https://dpregister.com/sreg/10167545/f2f356d8cb

Please note that registered participants will receive their dial in number upon registration.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE): 1-844-739-3880

PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5716

Please ask to be joined into the Beam Global call.

A webcast archive is available for 3 months following the call at the following URL: https://event.choruscall.com/mediaframe/webcast.html?webcastid=8DDPhg12

About Beam Global

Beam Global is a clean technology leader providing innovative, sustainable products and technologies for electric vehicle (EV) charging, energy storage, energy security and outdoor media. Core platforms include Beam EV ARC™ and Solar Tree® sustainable EV charging systems, Beam AllCell™ high-performance energy storage solutions, energy resiliency and disaster preparedness products and a deep patent library.

Beam EV ARC™ EV charging infrastructure systems support any quality brand EV charging service equipment, and Beam AllCell™ battery solutions power micro-mobility, terrestrial EVs, aviation, maritime and recreational vehicles as well as stationery and energy-security platforms.

Beam develops, patents, designs, engineers and manufactures unique and advanced clean mobility solutions that protect the environment, save customers time and money, empower communities and keep people moving. Based in San Diego and Chicago, the company produces Made-in-America products with the mission to Lead the World to Clean Mobility. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW. For more information visit BeamForAll.com, LinkedIn, YouTube and Twitter.

Forward-Looking Statements

This Beam Global Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results. These statements relate to future events or future results of operations, including, but not limited to the following statements: statements regarding the acquisition, its expected benefits, and the anticipated future financial performance as a result of the acquisition. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Beam Global's actual results to be materially different from these forward-looking statements. Except to the extent required by law, Beam Global expressly disclaims any obligation to update any forward-looking statements.

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Investor Relations:

Kathy McDermott

IR@BeamForAll.com

+1 858-799-4583

Media Contact:

Next PR

+1 813-526-1195

Press@BeamForAll.com

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Beam Global

Condensed Balance Sheets

(000's omitted)

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets
Cash	$19,176	$21,949
Accounts receivable	2,634	3,827
Prepaid and other current assets	1,755	180
Inventory, net	4,403	1,611
Total current assets	27,968	27,567

Property and equipment, net	1,107	650
Operating lease right of use asset	2,097	2,030
Goodwill	4,600	–
Intangible assets, net	10,676	359
Deposits	62	52
Total assets	$46,510	$30,658

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,036	$1,567
Accrued expenses	1,113	727
Sales tax payable	67	57
Deferred revenue	1,425	136
Contingent consideration, current	876	–
Operating lease liabilities, current	611	468
Total current liabilities	6,128	2,955

Deferred revenue, noncurrent	122	118
Contingent consideration, noncurrent	984	–
Operating lease liabilities, noncurrent	1,537	1,607
Total liabilities	8,162	4,680

Total stockholders' equity	38,348	25,978
Total liabilities and stockholders' equity	$46,510	$30,658

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Beam Global

Condensed Statements of Operations

(000's omitted except share and per share amounts)

(Unaudited)

	For the Three Months Ended March 31,
	2022	2021
Revenues	$3,770	$1,372
Cost of revenues	4,075	1,521
Gross loss	(305)	(149)

Operating expenses	1,975	1,103
Loss from operations	(2,280)	(1,252)

Interest income	2	1

Net loss	$(2,278)	$(1,251)

Net loss per share - basic and diluted	$(0.24)	$(0.14)
Weighted average shares outstanding - basic and diluted	9,309	8,765

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